As filed with the Securities and Exchange Commission on April 5, 2010.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EDGAR Online, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1447017
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

50 Washington Street

Norwalk, Connecticut 06854

(Address of Principal Executive Offices)

EDGAR Online, Inc. 2005 Stock Award and Incentive Plan

(Full Title of the Plan)

PHILIP D. MOYER

Chief Executive Officer

EDGAR Online, Inc.

50 Washington Street

Norwalk, Connecticut 06854

(203) 852-5666

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

Copy to:

Justin W. Chairman, Esq.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. (See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act). (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of` shares to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	1,000,000	$1.80	$1,800,000	$128.34

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, or the “Securities Act,” this registration statement also covers such additional number of shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated pursuant to Paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of shares of EDGAR Online, Inc.’s common stock on April 1, 2010, as reported on the NASDAQ Capital Market.

INTRODUCTORY NOTE

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 registers the offer and sale of an additional 1,000,000 shares of common stock, $0.01 par value (the “Common Stock”) of EDGAR Online, Inc. (the “Registrant”) for issuance under the Registrant’s 2005 Stock Award and Incentive Plan. The contents of the prior Registration Statements on Form S-8 filed with the Securities and Exchange Commission on November 3, 2005 (Registration No. 333-129425) and on September 10, 2008 (Registration No. 333-153400), relating to the 2005 Stock Award and Incentive Plan, are incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the EDGAR Online, Inc. 2005 Stock Award and Incentive Plan, or the “Plan,” covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the “Commission,” either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by EDGAR Online, Inc., or the Registrant, with the Commission are incorporated by reference into this Registration Statement:

(1)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009;

(2)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 4, 2010, January 29, 2010, March 19, 2010 and March 24, 2010; and

(3)	the description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed May 14, 1999, and any amendment or report filed subsequent thereto for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The financial statements and schedule as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 incorporated by reference in this Registration Statement have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.” With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

The Registrant’s Amended and Restated By-laws provide that (i) the Registrant must indemnify its directors and officers to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; (ii) the Registrant may indemnify its other employees and agents to the same extent that it indemnify its officers and directors, unless otherwise required by law, its certificate of incorporation, our bylaws or agreements; and (iii) the Registrant must advance expenses as incurred, to its directors and officers in connection with legal proceedings to the fullest extent permitted by Delaware law, subject to certain very limited exceptions.

The Registrant has obtained liability insurance for, and has entered into indemnification agreements with, its officers and directors.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate of Incorporation. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

The above discussion of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and of Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such restated certificate of incorporation, amended and restated by-laws and statute.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1	EDGAR Online, Inc. 2005 Stock Award and Incentive Plan. (Attached as Exhibit C to the Registrant’s Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 24, 2005, filed with the Securities and Exchange Commission on May 31, 2005, and incorporated herein by reference.)

4.2	Amendment Number 1 to the EDGAR Online, Inc. 2005 Stock Award and Incentive Plan. (Attached as Exhibit 10.30 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2008, and incorporated herein by reference.)

4.3	Amendment Number 2 to the EDGAR Online, Inc. 2005 Stock Award and Incentive Plan. (Attached as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2009, and incorporated herein by reference.)

5.1	Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

23.1	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of BDO Seidman LLP.

24	Powers of Attorney (included as part of the signature page hereof).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act and each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on April 5, 2010.

EDGAR ONLINE, INC.

By:	/S/ PHILIP D. MOYER
Philip D. Moyer
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below hereby appoints Philip D. Moyer and Lauren Zinman, and each of them acting individually, as his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including post-effective amendments) to this registration statement, and any registration statements filed pursuant to General Instruction E to Form S-8 in respect of this registration statement and any and all amendments thereto (including post-effective amendments and all other related documents) necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments or registration statements may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Signature	Title	Date

/S/ PHILIP D. MOYER Philip D. Moyer	President, Chief Executive Officer and Director (principal executive officer)	April 5, 2010

/S/ JENNIFER KILGORE Jennifer Kilgore	Interim Chief Financial Officer (acting principal financial and accounting officer)	April 5, 2010

/S/ MARK MAGED Mark Maged	Chairman of the Board of Directors	April 5, 2010

/S/ JOHN CONNOLLY John Connolly	Director	April 5, 2010

/S/ ELISABETH DEMARSE Elisabeth DeMarse	Director	April 5, 2010

/S/ RICHARD L. FEINSTEIN Richard L. Feinstein	Director	April 5, 2010

/S/ DOUGLAS K. MELLINGER Douglas K. Mellinger	Director	April 5, 2010

/S/ WILLIAM J. O’NEILL JR. William J. O’Neill Jr.	Director	April 5, 2010

/S/ JEFFREY SCHWARTZ Jeffrey Schwartz	Director	April 5, 2010